EXHIBIT 99.1

For more information, please contact:
Bill Davis, Perficient, 314-529-3555

PERFICIENT REPATRIATING OFFSHORE CAPITAL

SAINT LOUIS, MO (June 16, 2017) – Perficient, Inc. (NASDAQ: PRFT) (“Perficient”), the leading digital transformation consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it is repatriating $9.6 million from its subsidiary in China, freeing up that capital to provide more flexibility for growth.

“Our successful and profitable operations in China have allowed us to build cash balances greater than we plan to permanently deploy in the region,” said Paul E. Martin, chief financial officer. “We will use this capital to help further invest and hire domestically, reduce borrowing costs and to help fund mergers and acquisitions. While the transaction creates a one-time tax impact to quarterly and annual GAAP earnings, there is no impact on our quarterly or annual adjusted earnings and we expect the repatriation will provide long-term benefits to the business.”

Perficient now expects its second quarter GAAP earnings per share to be in the range of $0.05 to $0.07, and full-year GAAP earnings per share to be in the range of $0.49 to $0.64. The company is reiterating previous adjusted earnings per share (a non-GAAP measure: see attached schedule which reconciles to GAAP earnings per share) guidance of $0.29 to $0.31 for the second quarter and $1.17 to $1.31 for the full year.

About Perficient
Perficient is the leading digital transformation consulting firm serving Global 2000® and enterprise customers throughout North America. With unparalleled information technology, management consulting, and creative capabilities, Perficient and its Perficient Digital agency deliver vision, execution, and value with outstanding digital experience, business optimization, and industry solutions. Our work enables clients to improve productivity and competitiveness; grow and strengthen relationships with customers, suppliers, and partners; and reduce costs. Perficient’s professionals serve clients from a network of offices across North America and offshore locations in India and China. Traded on the Nasdaq Global Select Market, Perficient is a member of the Russell 2000 index and the S&P SmallCap 600 index. Perficient is an award-winning Premier Level IBM business partner, a Microsoft National Service Provider and Gold Certified Partner, an Oracle Platinum Partner, an Adobe Premier Partner, and a Platinum Salesforce Consulting Partner. For more information, visit www.perficient.com.

Safe Harbor Statement
Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2017. Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on management’s current intent, belief, expectations, estimates, and projections regarding our company and our industry. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading “Risk Factors” in our most recently filed annual report on Form 10-K and the following:

(1)    the possibility that our actual results do not meet the projections and guidance contained in this news release;
(2)    the impact of the general economy and economic uncertainty on our business;
(3)   risks associated with uncertainties resulting from changes to policies and laws following the U.S. elections in November 2016;
(4)    risks associated with the operation of our business generally, including:
a)	client demand for our services and solutions;
b)	maintaining a balance of our supply of skills and resources with client demand;
c)	effectively competing in a highly competitive market;
d)	protecting our clients’ and our data and information;
e)	risks from international operations including fluctuations in exchange rates;
f)	changes to immigration policies;
g)	obtaining favorable pricing to reflect services provided;
h)	adapting to changes in technologies and offerings;
i)	risk of loss of one or more significant software vendors;
j)	making appropriate estimates and assumptions in connection with preparing our consolidated financial statements;
k)	maintaining effective internal controls; and
l)	changes to tax levels, audits, investigations, tax laws or their interpretation;
(5)    legal liabilities, including intellectual property protection and infringement or the disclosure of personally identifiable information;
(6)    risks associated with managing growth organically and through acquisitions; and
(7)    the risks detailed from time to time within our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

PERFICIENT, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(unaudited)

	Q2 2017		Full Year 2017
	Low end of adjusted goal	High end of adjusted goal	Low end of adjusted goal	High end of adjusted goal
GAAP EPS	$0.05	$0.07	$0.49	$0.64
Non-GAAP adjustment (1):
Non-GAAP reconciling items	0.24	0.24	0.92	0.91
Tax effect of above reconciling items	(0.08)	(0.08)	(0.32)	(0.32)
Tax effect of China repatriation	0.08	0.08	0.08	0.08
Adjusted EPS	$0.29	$0.31	$1.17	$1.31

(1) Non-GAAP adjustment represents the impact of amortization expense, stock compensation, acquisition costs, and adjustments to fair value of contingent consideration, net of the tax effect of these adjustments and the China repatriation, divided by fully diluted shares. Perficient currently expects its Q2 2017 and full year 2017 GAAP effective income tax rate to be 69% and 44%, respectively.